CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Axia Federal Savings Bank


We consent to the use of our report dated January 23, 1998 included in the Notice of Mutual Holding Company Reorganization on Form MHC-1, the Application for Approval of a Minority Stock Issuance by a Savings Bank Subsidiary of a Mutual Holding Company on Form MHC-2 and the Form SB-2 Registration Statement, and any amendments thereto relating to the statements of financial condition of Axia Federal Savings Bank as of December 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for each of the years in the two-year period ended December 31, 1997. We further consent to the reference to our firm under the headings of "Experts" and "Legal Opinions" in the prospectus included therein.


                                         /s/ Radics & Co., LLC


Pine Brook, New Jersey
March 16, 1998